FOR IMMEDIATE RELEASE
Date:             August 5, 2003
Contact:          Patricia E. Hoch, Corporate Secretary
                  (717) 920-5811, Fax: (717) 920-1683


                         COMMUNITY BANKS, INC. DECLARES
                           THIRD QUARTER CASH DIVIDEND

     Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc., the parent company of Community Banks, has declared a quarterly cash dividend of $ .20 per share payable October 1, 2003, to shareholders of record on September 16, 2003. This represents a 17% increase over last year's third quarter dividend of $.171 per share adjusted for the five percent stock dividend paid on April 30, 2003.

     Community Banks, Inc. recently reported earnings for the first half of 2003 of $1.02 compared to $.91 in 2002, an increase of 12%. Net income reached $10.1 million for the six month period, and Return on Average Assets and Return on Average Equity were 1.17% and 15.21% respectively.

     Balance sheet growth trends were also positive as average loans for the six months ended June 30, 2003 grew 8% to $947 million. Average earning assets grew $13% to $1.6 billion, and average deposits rose 8% to $1.1 billion

     Currently, Community Banks, Inc.'s banking subsidiary has 47 community banking offices and nearly 100 ATMs throughout central and northeastern Pennsylvania and northern Maryland. In addition to banking and insurance services, Community offers complete trust, investment and settlement services.

     This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, that is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.